Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-252048 on Form S-3 of our report dated February 25, 2021, relating to the consolidated financial statements of Dominion Energy South Carolina, Inc. and affiliates, appearing in this Annual Report on Form 10-K of Dominion Energy South Carolina, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

February 25, 2021